UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)   May 24, 2019

APPLIED ENERGETICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-14015	77-0262908
(Commission File Number)	(IRS Employer Identification No.)

2480 W Ruthrauff Road, Suite 140 Q, Tucson, Arizona	85705
(Address of Principal Executive Offices)	(Zip Code)

(520) 628-7415

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company: ___

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ___

Item 1.01 – Entry into a Material Definitive Agreement.

Consulting Agreement

Effective May 24, 2019, Applied Energetics, Inc. entered into a Consulting Agreement with SWM Consulting, LLC, whose principal is Stephen W. McCahon, a founder and of Applied Energetics and a scientist who has collaborated with the company on its technology.

The Consulting Agreement provides for Mr. McCahon’s continued service to the company through SWM Consulting, LLC for compensation consisting partly of cash of $180,000 for the first year and $250,000 during each of the second and third years of the term. In addition, the parties acknowledged that the company previously issued to Mr. McCahon, 20,000,000 shares of common stock, per the terms of a Consulting Agreement, dated as of February 23, 2016, and a Common Stock Subscription Agreement, dated as of February 24, 2016. The company believes it may have claims for the return or cancellation of some or all of these 20,000,000 shares and agreed to let the Consultant retain them in exchange for the company’s agreement to repurchase 5,000,000 of them at a price of $0.06 per shares, in alignment with recent equity offerings conducted by the company. The 5,000,000 share repurchase is to be completed within 30 days of completing an equity offering. 5,000,000 of the remaining 15,000,000 shares are subject to a lock-up and are to be released pro rata each month during the term of the agreement which may be accelerated in the event of termination other than for cause or a change in control. The agreement also calls for reimbursement of accountable expenses.

In exchange for such compensation, McCahon and SWM Consulting will lead Applied Energetics’ scientific efforts including: leading the scientific team, developing new intellectual property, assisting with business development, transferring legacy knowledge to new team, recruit & train talent, work with executives on corporate strategy, assist in budget development for R&D, meet with clients on technical concepts, attend conferences, produce thought leadership for the company.

The term of the Consulting Agreement begins on June 1 and extends for a period of 36 months thereafter. The agreement may be terminated by either party for “cause” as defined in the agreement. In the event the company terminates without cause, it must continue to pay the cash compensation for up to 24 months from the Effective Date (June 1, 2019) or three months from date of termination whichever is later.

Asset Purchase Agreement

Also effective May 24, 2019 and in connection with the entry into the Consulting Agreement described above, Applied Energetics, Inc. entered into an Asset Purchase Agreement with Applied Optical Sciences, Inc. (“AOS”), an Arizona corporation of which Stephen W. McCahon is the majority stockholder.

The Asset Purchase Agreement provides for purchase of specified assets from AOS, including principally intellectual property, contracts and equipment in exchange for consideration consisting of (i) cash in the amount of $2,500,000.00, payable in the form of a Promissory Note, secured by the assets, to be issued upon the Closing Date and (ii) warrants to purchase up to 2,500,000 shares of Applied Energetics’ common stock at an exercise price of $0.06 per share.

The purchase of the assets under the Asset Purchase Agreement is to close as soon as practicable but no later than 30 days from the date of the agreement, unless extended by mutual agreement of the parties.

Item 9.01 -- Exhibits

99.1        Copy of Consulting Agreement, dated as of May 24, 2019, by and between Applied Energetics, Inc. and SWM Consulting LLC.

99.2        Copy of Asset Purchase Agreement, dated as of May 24, 2019, by and between Applied Energetics, Inc. and Applied Optical Sciences, Inc.

99.3        Press Release -- Applied Energetics Announces Agreement to Acquire Applied Optical Sciences

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

APPLIED ENERGETICS, INC.

	By:	/s/ Gregory J. Quarles
Gregory J. Quarles,
Chief Executive Officer

Date: May 29, 2019

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